Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143042

PROSPECTUS SUPPLEMENT No. 3, DATED July 13, 2007

(To Prospectus Dated May 17, 2007)

CYPRESS SEMICONDUCTOR CORPORATION

$600,000,000

(aggregate principal amount)

1.00% Convertible Senior Notes due September 15, 2009

and the Common Stock Issuable upon Conversion of the Notes

This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

The table captioned “Selling Securityholders” commencing on page 60 of the Prospectus is hereby amended to reflect the following additions and changes:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold ($)		Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (%)(2)
ADI Alternative Investments c/o Axis Pan	0		*	0	*
ADI Alternative Investments c/o Kallista Master Fund Limited	5,250,000		*	219,665	*
Barclays Capital Securities Limited	5,000,000		1	209,205	*
Credit Suisse Securities LLC, USA	16,838,000	(3)	3	704,519	*
KBC Convertibles Mac28 Limited	6,204,000	(4)	1	259,582	*
KBC Diversified Fund, a segregated portfolio of KBC AIM Master Fund, Spc.	12,228,000	(5)	2	511,632	*
The Northwestern Mutual Life Insurance Company	2,000,000		*	83,682	*
Nuveen Preferred & Convertible Fund JQC(6)	7,860,000		1	328,870	*
RHP Master Fund, Ltd.	7,000,000		1	292,887	*
Rhythm Fund, Ltd.	5,568,000	(7)	1	232,971	*

*	Less than 1%
(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of approximately 41.84 shares of our common stock for each $1,000 principal amount of notes, or $23.90, subject to adjustment under certain circumstances as described under “Description of the Notes — Conversion.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 151,188,267 shares of common stock outstanding as of May 1, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	This amount was previously reported as 29,183,000 in our prospectus supplement, dated June 5, 2007.
(4)	This amount was previously reported as 4,375,000 in our prospectus supplement, dated June 5, 2007.
(5)	This amount was previously reported as 9,250,000 in our prospectus supplement, dated June 5, 2007.
(6)	This selling securityholder was previously listed as “Nuveen Preferred & Convertible Income Fund JPC II” in the prospectus supplement dated June 5, 2007.
(7)	This amount was previously reported as 3,875,000 in our prospectus supplement, dated June 5, 2007.